FOR IMMEDIATE RELEASE                       Contact:  Mr. Charles R.  Ofner
                                                               (713) 496-5000

        February 20, 1996,     Houston, Texas....Reading & Bates Corporation
  (RB-NYSE) announced that the third-generation semisubmersible JIM CUNNINGHAM has received a commitment from Elf Exploration Angola in addition to the previously announced three well firm contract with expected commencement in Angola in the third quarter of 1996. This commitment calls for the unit to be upgraded to a water depth capacity of 1400 meters vs. the original agreement of 1100 meters, with the primary term of the contract extended to four wells, or approximately 360 days, rather than three wells, or approximately 270 days. The resulting total contract value for the primary term is approximately $43 million. The 270 day option period, provided for in the original agreement, remains unchanged. If exercised, the 270 day option period could add another $24.3 million of contract value.

        Paul B. Loyd, Jr., the Company's Chairman, President and CEO stated, "We are pleased to have been awarded this additional commitment by Elf Exploration Angola as it will provide us the opportunity to execute a more comprehensive upgrade of the JIM CUNNINGHAM. Upon completion of the shipyard project, we believe the unit will be among the world's most capable and newest deepwater semisubmersible drilling units, able to carry out virtually all of the known programs in West Africa as well as being readily accessible to other deepwater markets, including the Gulf of Mexico, once the Elf program is completed."

        Reading & Bates is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services and floating production systems to the upstream offshore oil and gas industry worldwide.

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